                                                                    Exhibit 99.1

                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

                              FINANCIAL STATEMENTS

                           December 30, 2001 and 2000

                   (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

                                TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
Independent Auditors' Report                                                                                1

Financial Statements:

       Statements of Net Assets Available for Benefits as of December 30, 2001 and 2000                     2

       Statements of Changes in Net Assets Available for Benefits for the Years Ended
           December 30, 2001 and 2000                                                                       3

       Notes to Financial Statements                                                                      4-9

Note: Supplemental schedules are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

                          INDEPENDENT AUDITORS' REPORT


RJR Employee Benefits Committee of R. J. Reynolds Capital Investment Plan:

We have audited the accompanying statement of net assets available for benefits of the R. J. Reynolds Capital Investment Plan, referred to as the Plan, as of December 30, 2001, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of the Plan as of December 30, 2000, were audited by other auditors whose report thereon dated May 25, 2001, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the net assets of the Plan available for benefits as of December 30, 2001, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Greensboro, North Carolina
May 31, 2002

                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                           DECEMBER 30, 2001 AND 2000

                                                                           2001             2000
                                                                           ----             ----
Assets:
  Investments, at fair value - plan interest in Master
    Trust (notes 1, 2, 3 and 4)                                      $1,051,186,202    $1,120,387,521
                                                                     --------------    --------------
  Receivables:
    Investment income                                                       960,871           652,452
    Due from broker for sale of investments                                 702,450           278,754
                                                                     --------------    --------------
        Total receivables                                                 1,663,321           931,206
                                                                     --------------    --------------

        Total assets                                                  1,052,849,523     1,121,318,727
                                                                     --------------    --------------

Liabilities:
    Accrued administrative expenses                                         345,069           412,656
    Overdraft                                                                    --           224,982
                                                                     --------------    --------------

        Total liabilities                                                   345,069           637,638
                                                                     --------------    --------------

Net assets available for benefits                                    $1,052,504,454    $1,120,681,089
                                                                     ==============    ==============

See accompanying notes to financial statements.

                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                     YEARS ENDED DECEMBER 30, 2001 AND 2000

                                                                           2001             2000
                                                                           ----             ----
Additions:
  Investment loss - plan interest in Master Trust
    (notes 1, 2, 3 and 4)                                            $  (36,483,927)   $  (11,896,525)
                                                                     --------------    --------------
Contributions:
  Employer contributions                                                 11,826,615        11,700,841
  Participant contributions                                              36,468,171        35,722,242
                                                                     --------------    --------------
    Total contributions                                                  48,294,786        47,423,083
                                                                     --------------    --------------

    Total additions                                                      11,810,859        35,526,558
                                                                     --------------    --------------

Deductions:
  Benefits paid to participants                                          81,852,398       154,253,884
  Administrative expenses                                                 1,479,987         1,937,579
                                                                     --------------    --------------

    Total deductions                                                     83,332,385       156,191,463
                                                                     --------------    --------------

Net decrease in assets available for benefits
  prior to transfers from (to) other plans                              (71,521,526)     (120,664,905)

Net transfers from (to) other plans (note 1)                              3,344,891        (2,158,327)
                                                                     --------------    --------------

Net decrease in assets available for benefits                           (68,176,635)     (122,823,232)

Net assets available for benefits at beginning of year                1,120,681,089     1,243,504,321
                                                                     --------------    --------------

Net assets available for benefits at end of year                     $1,052,504,454    $1,120,681,089
                                                                     ==============    ==============

See accompanying notes to financial statements.

                     R. J. REYNOLDS CAPITAL INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS

(1)      PLAN DESCRIPTION

         The following brief description of the R. J. Reynolds Capital Investment Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

         (A) GENERAL

         The Plan is a voluntary defined contribution plan for eligible employees of R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR or the Company, and participating subsidiaries. All eligible employees become participants unless they elect not to participate. The RJR Employee Benefits Committee controls and manages the operation and administration of the Plan. Wachovia Bank, N.A., referred to as Wachovia, served as the trustee of the Plan through April 30, 2000. Effective May 1, 2000, the trustee of the Plan was changed to Citibank, N.A., referred to as Citibank. During 2001 and 2000, Melon HR Solutions, formerly PricewaterhouseCoopers Unifi Network, served as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

         In August 2000, RJR completed a $30.4 million equity financing with investors that resulted in RJR decreasing its ownership to approximately 43% in Targacept, Inc., a privately held biotechnology company. As a result of this equity financing, certain participants from the Plan became participants of the Targacept Retirement Savings Plan, a new plan sponsored by Targacept, Inc. On December 1, 2000, net assets of $2,158,327 were transferred from the Plan to the Targacept Retirement Savings Plan.

         In December 2000, RJR acquired its former parent, Nabisco Group Holdings Corp., referred to as NGH. In 2001, assets of $3,344,891 attributable to certain former NGH employees were transferred to the Plan from the Nabisco, Inc. Capital Investment Plan.

         In April 2001, the Company registered with the Securities and Exchange Commission an additional five million shares of RJR common stock for issuance pursuant to the Plan and another plan sponsored by a subsidiary of the Company.

         (B) INTEREST IN MASTER TRUST

         The Plan's investments are in the R. J. Reynolds Defined Contribution Master Trust, referred to as the Master Trust, which was established for the investment of assets of the Plan and several other Company-sponsored plans. Since May 2000, the Plan has been the only plan with assets in the Master Trust. Prior to May 1, 2000, Wachovia held the assets of the Master Trust. Citibank has held the assets of the Master Trust since May 1, 2000. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon average monthly balances invested by each plan.

         (C) CONTRIBUTIONS

         Each year, participants may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 16% of compensation, including the basic contribution. The Company contributes an amount equal to 50% of basic contributions. Contributions are subject to certain Internal Revenue Code limitations.

         (D) PARTICIPANT ACCOUNTS

         Each participant's account is credited with the participant's contributions and allocations of the Company's contributions and Plan earnings, and debited with the participant's withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions or account balances, as defined. Forfeited balances of terminated participants' nonvested accounts are used to reduce future Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

         (E) VESTING

         Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 60 months of service, as defined, with the Company or affiliated companies or upon the occurrence of certain events as defined in the Plan document.

         (F) INVESTMENT OPTIONS

         Upon enrollment in the Plan, a participant may direct his or her employee contributions in 1% increments in any of seven investment fund options prior to June 2000. As of June 16, 2000, three additional investment fund options were made available. As of December 8, 2000, a brokerage account option was made available as an additional investment option to participants. The brokerage account option is managed by Charles Schwab & Co., Inc. Participants may change or transfer their investments options at any time via telephone or a secured Internet website.

         (G) LOANS TO PARTICIPANTS

         Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of $50,000, or 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months. Loan transactions are treated as a transfer between the investment fund and the loan fund. Loan terms shall not be for more than five years. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions.

         (H) PAYMENT OF BENEFITS

         Upon termination of service, a participant will receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, or for certain participants, monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant's life expectancy, if certain requirements set forth in the Plan are met.

         (I) EXPENSES

         Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Other Plan expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Master Trust. Other expenses continue to be paid by the Company.

         (J) FORFEITURES

         Forfeitures are used to reduce future employer contributions. In 2001 and 2000, employer contributions were reduced by $208,452 and $0, respectively, from forfeited nonvested accounts. At December 30, 2001 and 2000, forfeited nonvested accounts totaled $10,512 and $112,172, respectively.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A) BASIS OF ACCOUNTING

         The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

         (B) INVESTMENT VALUATION AND INCOME RECOGNITION

         The Plan's interest in the Master Trust, except for the guaranteed investment contracts, is valued at fair value based on quoted market prices of the underlying investments. Loans to participants are valued at cost plus accrued interest, which approximates fair value.

         The Plan has entered into various benefit-responsive investment contracts with insurance companies, which maintain the contributions in a general account. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by the insurance companies. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The contract rates ranged from 4.35% to 23.07% and 5.42% to 8.10% at December 30, 2001 and 2000, respectively. The 23.07% contract rate includes a prior year correction made by the issuer. The contract rates ranged from 4.35% to 7.42%, excluding the correction, at December 30, 2001. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than certain percentages.

         Within the Master Trust, purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

         (C) NEW ACCOUNTING PRONOUNCEMENT

         As of January 1, 2001, the Plan adopted the Financial Accounting Standards Board's Statement of

         Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138, referred to as SFAS No. 133. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated and effective as part of a hedge transaction. If it is, the type of hedge transaction must be disclosed. The adoption of SFAS No. 133, as amended, did not impact the Plan's financial statements.

         (D) USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Master Trust utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

         (E) PAYMENT OF BENEFITS

         Benefits are recorded when paid.

(3)      MASTER TRUST

         Investments and investment income (loss) for the Master Trust were:


                                                                                   2001               2000
                                                                                   ----               ----
         Investments:
           At fair value:
             C.E.B.T. Liquid Reserve Fund                                     $    7,573,527    $    8,967,932
             R.J. Reynolds Tobacco Holdings, Inc. Common Stock                    60,200,689        40,432,275
             Mutual funds                                                        531,530,669       652,053,521
             Loans to participants                                                16,557,376        17,481,901
                                                                              --------------    --------------
                                                                                 615,862,261       718,935,629
           Guaranteed investment contracts, at contract value                    435,323,941       401,451,892
                                                                              --------------    --------------

         Total investments                                                    $1,051,186,202    $1,120,387,521
                                                                              ==============    ==============


                                                                                   2001                  2000
                                                                                   ----                  ----
         Investment income (loss):
           Net appreciation (depreciation) in fair value of investments:
             Nabisco Group Holdings Corp. Common Stock                        $           --     $   (2,831,076)
             Nabisco Holdings Corp. Class A Common Stock                                  --           (137,460)
             R.J. Reynolds Tobacco Holdings, Inc. Common Stock                     6,403,127         30,660,988
             Mutual funds                                                        (82,770,580)       (93,334,263)
                                                                              --------------     --------------
                                                                                 (76,367,453)       (65,641,811)
           Interest and dividend income                                           39,883,526         53,746,064
                                                                              --------------     --------------

         Total investment loss                                                $  (36,483,927)    $  (11,895,747)
                                                                              ==============     ==============

         The Plan's interest in the net assets of the Master Trust was 100% at December 30, 2001 and 2000. The Plan's interest in investment income or loss of the Master Trust was 100% in 2001 and slightly less than 100% in 2000.

(4)      RELATED PARTY TRANSACTIONS

         Certain Plan investments are shares of funds managed by Citibank, the trustee of the Plan effective May 1, 2000, and Wachovia, the trustee of the Plan prior to May 1, 2000; therefore, these transactions qualify as party-in-interest transactions.

(5)      INCOME TAX STATUS

         The Plan obtained its latest determination letter dated February 20, 1996, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended and restated since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan's financial statements.

(6)      PLAN TERMINATION

         Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan's termination, participants will become 100% vested in their employer contributions.

(7)      SUBSEQUENT EVENT

         On May 13, 2002, a participant in the Plan filed a lawsuit in U. S. District Court, Middle District of North Carolina, naming R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, the RJR Employee Benefits Committee, and the RJR Pension Investment Committee as defendants in the lawsuit, alleging that each acted as a fiduciary of the Plan. The lawsuit claims that, following the spin-off of R.J. Reynolds Tobacco Holdings, Inc. by RJR Nabisco Holdings Corp. in June 1999, each defendant breached its fiduciary duty to Plan participants under ERISA by (i) eliminating the NGH and Nabisco, referred to as NA, common stock funds as investment options under the Plan and (ii) directing the Plan to sell all NGH and NA stock by January 31, 2000. The lawsuit is filed on behalf of a purported class of Plan participants similarly situated to the plaintiff, but no class has been certified by the court. The expenses incurred in defending the case and the outcome of the lawsuit will be paid by the Company and will not impact the Plan.

                                   **********